Exhibit 10.2

EXECUTION VERSION

Fortress Value Acquisition Corp. II

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

February 21, 2021

Re:	Acquiror Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Fortress Value Acquisition Corp. II, a Delaware corporation (“Acquiror”), FVAC Merger Corp. II, a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub”), and Wilco Holdco, Inc., a Delaware corporation (the “Company”), and hereby amends and restates in its entirety that certain Letter Agreement, dated as of August 11, 2020, from Fortress Acquisition Sponsor II LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to Acquiror. Certain capitalized terms used herein are defined in paragraph 11 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the Insiders hereby severally (and not jointly and severally) unconditionally and irrevocably agree with Acquiror and, at all times prior to any valid termination of the Merger Agreement, agree with the Company, as follows:

1. At any duly called meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall:

(a) if a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of its, his or her Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect thereto), all of its, his or her Covered Shares: (x) in favor of each Transaction Proposal and any other matters necessary or reasonably requested by Acquiror in connection with the Transactions, (y) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Acquiror or Merger Sub contained in the Merger Agreement; and (z) against (1) any Alternative Business Combination or any proposal in opposition to approval of, or in competition with or inconsistent with, the Merger Agreement, and (2) (A) any change in the present capitalization of Acquiror or any amendment of Acquiror’s amended and restated certificate of incorporation, dated as of August 11, 2020 (the “Certificate of Incorporation”), except to the extent expressly contemplated by the Merger Agreement (including the schedules thereto), (B) any liquidation, dissolution or other change in Acquiror’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Letter Agreement, and (D) any other action or proposal involving Acquiror or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and

(c) not redeem, elect to redeem or tender or submit any of the Covered Shares owned by it, him or her for redemption in connection with such approval of the Transaction Proposals or the Transactions, or in connection with any vote to amend the Certificate of Incorporation.

2. (a) In the event that Acquiror fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by Acquiror’s stockholders in accordance with the Certificate of Incorporation, the Sponsor and each Insider shall take all reasonable steps to cause Acquiror to:

(i) cease all operations except for the purpose of winding up,

(ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Acquiror to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and

(iii) as promptly as reasonably possible following such redemption, subject to the approval of Acquiror’s remaining stockholders and Acquiror’s board of directors, dissolve and liquidate, subject in each case to Acquiror’s obligations under Delaware law to provide for claims of creditors and other requirements of other applicable law.

(b) The Sponsor and each Insider shall not propose any amendment (i) to the Certificate of Incorporation that would affect the substance or timing of Acquiror’s obligation to allow redemption in connection with Acquiror’s initial Business Combination or to redeem 100% of the Offering Shares if Acquiror does not complete a Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any other provision of the Certificate of Incorporation relating to stockholders’ rights or activity prior to, and not in connection with, an initial Business Combination, unless Acquiror provides its Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Acquiror to pay its taxes, divided by the number of then outstanding Offering Shares.

(c) The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Acquiror as a result of any liquidation of Acquiror with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by Acquiror to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares they hold if Acquiror fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering). The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with a stockholder vote to approve an amendment to the Certificate of Incorporation (i) to modify the substance or timing of Acquiror’s obligation to allow redemption in connection with Acquiror’s initial Business Combination or to redeem 100% of the Offering Shares if Acquiror does not complete a Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or activity prior to, and not in connection with, an initial Business Combination.

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement and (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of Acquiror and the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, with respect to any Units, shares of Common Stock, Founder Shares, Private Placement Warrants, Public Warrants (together with the Private Placement Warrants, the “Warrants”) or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Founder Shares, Private Placement Warrants, Public Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause “(i)” or “(ii).” The provisions of this paragraph will not apply (x) to the transfer of Founder Shares to any independent director appointed or elected to Acquiror’s board of directors after the Public Offering or (y) if a release or waiver of the restrictions set forth in this paragraph 3 is effected solely to permit a transfer not for consideration and, in each case the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer. In addition, the provisions of this paragraph will not in any way limit the ability of the Sponsor to enter into agreements with employees of the Sponsor or any of its affiliates or employees of Fortress Investment Group LLC or any of its affiliates relating to the transfer of direct or indirect interests in the Founder Shares to such persons; provided that such transfer is not effected until the expiration of the Founder Shares Lock-Up Period (as defined below), or admitting such persons as members of the Sponsor, as long as, to the extent any reporting obligation under Section 16 of the Exchange Act is triggered as a result of such agreements, any related filing under Section 16 of the Exchange Act includes a practical explanation as to the nature of such agreement.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other stockholders, members or managers of the Sponsor) agrees to indemnify and hold harmless Acquiror against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which Acquiror may become subject as a result of any claim by (a) any third party for services rendered (other than Acquiror’s independent public accountants) or products sold to Acquiror or (b) a prospective target business with which Acquiror has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of Acquiror by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than Acquiror’s independent public accountants) or products sold to Acquiror or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay its taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Acquiror’s indemnity of the Public Offering underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to Acquiror if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies Acquiror in writing that it shall undertake such defense. For the avoidance of doubt, none of Acquiror’s officers or directors will indemnify Acquiror for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

5. The Sponsor and each Insider hereby agrees and acknowledges that:

(a) the Public Offering underwriters would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 7(a), 7(b) and 9, as applicable, of this Letter Agreement;

(b) the Company and Acquiror would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 6, 7, 9 and 13, as applicable, of this Letter Agreement;

(c) monetary damages may not be an adequate remedy for such breach;

(d) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach; and

(e) all of the obligations of the Sponsor and Insiders are for the benefit of, and enforceable solely by, Acquiror and the Company.

6. The Sponsor hereby agrees that, subject to, and conditioned upon, the Closing, and effective as of immediately prior to the Closing, the Sponsor shall automatically be deemed to irrevocably transfer and surrender to Acquiror for no consideration 2,966,667 Private Placement Warrants, and that from such time such Private Placement Warrants shall be deemed to be cancelled and no longer outstanding. Each of the Sponsor and Acquiror shall take all reasonably necessary actions required to reflect the surrender and forfeiture of such Private Placement Warrants as of immediately prior to the Closing in the books and records of Acquiror’s transfer agent and warrant agent.

7. (a) Notwithstanding the provisions set forth in paragraph 3, in the event:

(i) the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), Sponsor and each Insider shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earliest to occur of (x) one year after the completion of Acquiror’s initial Business Combination; (y) subsequent to the Business Combination, if the last reported sale price of the shares of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Acquiror’s initial Business Combination; and (z) the date following the completion of Acquiror’s initial Business Combination on which Acquiror completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Acquiror’s Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property; and

(ii) the Closing does occur, the Sponsor and each Insider shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earliest to occur of: (x) 180 days after the Closing; and (y) the date following the Closing on which Acquiror completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Acquiror’s Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property (such period in clause “(i)” or “(ii)” of this paragraph 7(a), the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the conversion of the Private Placement Warrants), until 30 days after the completion of Acquiror’s initial Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3, 7(a) and 7(b), but subject to the provisions of paragraph 7(d), Transfers of the Founder Shares, Private Placement Warrants and shares of Capital Stock issued or issuable upon the exchange, exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted: (i) to Acquiror’s officers or directors, any affiliates or family members of any of Acquiror’s officers or directors, any members of the Sponsor, any affiliates of the Sponsor, which, for the avoidance of doubt, will include funds, or affiliates of funds, managed by affiliates of Fortress Investment Group LLC, or any members or employees of the Sponsor’s affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of Acquiror’s liquidation prior to the completion of an initial Business Combination; (vii) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) in the event of Acquiror’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of Acquiror’s initial Business Combination; provided, however, that in the case of clauses (i) through (v), any such permitted transferee must enter into a written agreement agreeing to be bound by the restrictions herein.

(d) Vesting Provisions for Founder Shares. As of the Closing, all of the Founder Shares and shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares (the “Vesting Shares”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 7(d). The Sponsor and each of the Insiders shall not (and will cause its respective affiliates not to) directly Transfer any unvested Founder Shares or shares of Common Stock issued or issuable upon the exercise or conversion of the unvested Founder Shares prior to the later of (x) the expiration of the Founder Shares Lock-up Period and (y) the date such Founder Shares, shares of Common Stock or Private Placement

Warrants become vested pursuant to this paragraph 7(d); provided that clause “(x)” above shall not restrict any Transfers by the Sponsor prior to the expiration of the Founder Shares Lock-up Period to the persons described in clause (i) or clause (ii) of paragraph 7(c) so long as such persons have entered into a written agreement to be bound by the restrictions herein.

(i) Vesting of Shares.

(1) 33.33% of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest at such time as a $12.00 Common Share Price is achieved on or before the date that is ten years after the Closing Date (the period from the consummation of Acquiror’s initial Business Combination through such date, the “Vesting Period”).

(2) 33.33% of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest at such time as a $14.00 Common Share Price is achieved during the Vesting Period.

(3) 33.34% of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest at such time as a $16.00 Common Share Price is achieved during the Vesting Period.

(4) Holders of Vesting Shares subject to the vesting provisions of this paragraph 7(c) shall be entitled to vote such Vesting Shares and receive dividends and other distributions with respect to such Vesting Shares prior to vesting; provided, that dividends and other distributions with respect to Vesting Shares that are subject to performance vesting pursuant to paragraph 7(c)(i) shall be set aside by Acquiror and shall be paid to such holders upon the vesting of such Vesting Shares (if at all).

(ii) Acceleration of Vesting upon a Change of Control. Notwithstanding the foregoing, if during the Vesting Period there is an Acceleration Event (as defined in the Merger Agreement) , then immediately prior to the consummation of the applicable Change of Control (as defined in the Merger Agreement), all Vesting Shares that were eligible to vest pursuant to paragraph 7(d)(i) and remain unvested, if any, shall vest on the day immediately preceding the closing of such Change of Control. To the extent the consideration paid for each share of Common Stock in such Change of Control includes contingent consideration or property other than cash, Acquiror’s board of directors shall determine, in good faith, the value of the purchase consideration paid for each share of Common Stock in such Acquiror Sale and any equitable adjustment required in respect of any unvested Vesting Shares. For the avoidance of doubt, following a transaction or business combination that is not a “Change of Control,” including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 17 shall apply, including, without limitation, to the performance vesting criteria set forth in paragraph 7(d)(i).

(iii) Forfeiture of Unvested Founder Shares. Vesting Shares that remain unvested on the first Business Day after the Vesting Period shall be forfeited immediately and shall be surrendered by Sponsor or the applicable Insider to Acquiror, without any consideration for such Transfer.

(iv) Waiver of Conversion Ratio Adjustment. (A) Section 4.3(b)(i) of the Certificate of Incorporation provides that each Founder Share shall automatically convert into one share of Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in Acquiror’s initial public offering of securities. As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Founder Shares held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment. To the extent the Sponsor or any Insider receives any shares of Common Stock as a result of any Adjustment in connection with the Closing, it, he or she shall promptly surrender such shares for cancelation, and no consideration shall be payable in connection therewith.

(v) Successors and Assigns. If, during the Vesting Period, Acquiror, the Company or any of their respective successors or assigns consolidates with or merges into any other Person (including in connection with a Change of Control) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Acquiror and the Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Company, as the case may be, shall succeed to the obligations set forth in this paragraph 7, provided however, that the foregoing shall not limit Acquiror or the Company from consummating any Change of Control or entering into an agreement that contemplates a Change of Control.

8. The Sponsor and each Insider represents and warrants that (a) it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (b) it, he or she has full right and power, without violating any Contract to which it, he or she is bound, to enter into this Letter Agreement. Each Insider’s biographical information furnished to Acquiror (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. The Sponsor’s and each Insider’s questionnaire furnished to Acquiror is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of Acquiror shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination, including the Transactions, other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination, including the Transactions and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by Acquiror or the Company or any of its Subsidiaries from and after the Closing: repayment of a loan and advances of up to an aggregate of $300,000 made to Acquiror by the Sponsor to cover offering related and organizational expenses; payment to an affiliate of the Sponsor for office space, administrative support services for a total of $20,000 per month; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by Acquiror from time to time, made by the Sponsor or any of Acquiror’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if Acquiror does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment; provided, further, that in the event the Merger Agreement is terminated in accordance with its terms, up to $1,500,000 of such loans may be convertible into warrants of a post-Combination entity (other than in connection with the Transactions) at a price of $1.50 per warrant at the option of the lender, with such warrants to be identical to the Private Placement Warrants.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on Acquiror’s board of directors.

11. As used herein, the following terms shall have the respective meanings set forth below:

(a) “beneficially own,” “beneficial ownership” and “beneficial owner” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act.

(b) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Acquiror and one or more businesses.

(c) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares.

(d) “Common Stock” shall mean Acquiror’s Class A common stock, par value $0.0001 per share.

(e) “Covered Shares” shall mean, in respect of any Sponsor or Insider, all shares of Capital Stock owned (beneficially or of record) by such Sponsor or Insider as of the date hereof, together with any additional shares of Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Common Stock or Founder Shares) in which such Sponsor or Insider acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exchange, exercise or conversion of any such securities.

(f) “Founder Shares” shall mean the 8,625,000 shares of Acquiror’s Class F common stock, par value $0.0001 per share, initially issued to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.003 per share, prior to the consummation of the Public Offering.

(g) “Private Placement Warrants” shall mean the warrants to purchase up to 5,933,333 shares of Common Stock of Acquiror that the Sponsor purchased for an aggregate purchase price of $8,900,000 in the aggregate, or $1.50 per warrant, in a private placement that occurred substantially concurrently with the consummation of the Public Offering.

(h) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the Commission in connection with the Public Offering.

(i) “Public Offering” shall mean the underwritten initial public offering of 34,500,000 of Acquiror’s units (the “Units”), including the issuance of 4,500,000 Units as a result of Acquiror underwriters’ exercise of their over-allotment option in full, each comprised of one share of Common Stock and one-fifth of one warrant.

(j) “Public Stockholders” shall mean the holders of securities issued in the Public Offering.

(k) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) above.

12. This Letter Agreement and the other agreements referenced herein constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, Acquiror, Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the latest of (x) the expiration of the Lock-up Periods or (y) the vesting in full and delivery of all Vesting Shares, or (ii) the liquidation of Acquiror; provided, however, that paragraph 4 of this Letter Agreement shall survive such liquidation for a period of six years. No such termination shall relieve the Sponsor, the Insiders or Acquiror from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

17. If, and as often as, there are any changes in Acquiror, the Founder Shares or Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares or Common Stock, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the applicable Common Share Price set forth in paragraph 7(d).

18. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows:

(a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person;

(b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Letter Agreement and to perform his or her obligations hereunder;

(c) this Letter Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Letter Agreement, this Letter Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d) the execution and delivery of this Letter Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Letter Agreement;

(e) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Letter Agreement;

(f) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors;

(g) except as otherwise described in this Letter Agreement, such Person has the direct or indirect interest in all of its, his or her Common Stock, Warrants and Founder Shares (including, with respect to the Sponsor, the Private Placement Warrants), such Person has good title to all such Common Stock, Warrants and Founder Shares (including, with respect to the Sponsor, the Private Placement Warrants), there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities) affecting any such securities, other than pursuant to (i) this Letter Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, (iv) the Existing Registration Rights Agreement, or (v) any applicable securities Laws; and

(h) the securities listed on Annex A are the only securities in Acquiror (including, without limitation, any securities convertible into, or which can be exercised or exchanged for, equity securities of Acquiror) owned of record or beneficially owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such securities and none of such securities is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such securities, except as provided in this Letter Agreement.

19. The Sponsor hereby represents and warrants to Acquiror and the Company that, other than Deutsche Bank Securities Inc., BofA Securities, Inc., Morgan Stanley, Barclays Capital Inc. and Citibank Global Markets Inc., no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from Sponsor or any of its affiliates in connection with the Merger Agreement or this Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of Sponsor, for which Acquiror, the Company or any of their respective affiliates (other than, in the case of Acquiror, Sponsor) would have any obligations or liabilities of any kind or nature.

20. The Sponsor and each Insider hereby agrees to supplement Annex A from time to time to the extent that the Sponsor or any Insider acquires additional securities in Acquiror.

21. By executing this Letter Agreement, each of the Insiders who is a member of the Acquiror’s board of directors (other than Andrew McKnight) hereby resigns from all director and committee positions at Acquiror and any of its subsidiaries without the need for acceptance or further action by any party effective as of, and contingent upon, the Effective Time (or such other time as may be mutually agreed in writing by Acquiror and the Company).

[Signature Page Follows]

Sincerely,

SPONSOR:

FORTRESS ACQUISITION SPONSOR II LLC

By:	/s/ Alexander P. Gillette
Name: Alexander P. Gillette
Title: Secretary

By:	/s/ Joshua A. Pack
Name: Joshua A. Pack

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight

By:	/s/ Daniel N. Bass
Name: Daniel N. Bass

By:	/s/ Micah B. Kaplan
Name: Micah B. Kaplan

By:	/s/ Alexander P. Gillette
Name: Alexander P. Gillette

By:	/s/ Marc Furstein
Name: Marc Furstein

By:	/s/ Leslee Cowen
Name: Leslee Cowen

By:	/s/ Aaron F. Hood
Name: Aaron F. Hood

[Signature Page to Letter Agreement]

By:	/s/ Carmen A. Policy
Name: Carmen A. Policy

By:	/s/ Rakefet Russak-Aminoach
Name: Rakefet Russak-Aminoach

By:	/s/ Sunil Gulati
Name: Sunil Gulati

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

ACQUIROR:

FORTRESS VALUE ACQUISITION CORP. II

By:	/s/ Alexander P. Gillette
Name: Alexander P. Gillette
Title: General Counsel

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

COMPANY:

WILCO HOLDCO, INC.

By:	/s/ Labeed Diab
Name: Labeed Diab
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Annex A

Beneficial Ownership

Name	Class A Common Stock[1]	Class F Common Stock[2]	Public Warrants[3]	Private Placement Warrants[4]
Fortress Acquisition Sponsor II LLC[5]	—	8,525,000	—	5,933,333
Joshua A. Pack	10,000	—	2,000	—
Andrew A. McKnight	30,000	—	6,000	—
Daniel N. Bass	5,000	—	1,000	—
Alexander P. Gillette	5,000	—	1,000	—
Marc Furstein	30,000	—	6,000	—
Aaron F. Hood	—	25,000	—	—
Carmen A. Policy	—	25,000	—	—
Rakefet Russak-Aminoach	—	25,000	—	—
Sunil Gulati	—	25,000	—	—

[1]	Class A Common Stock, par value $0.0001.
[2]	Class F Common Stock, par value $0.0001.
[3]	Warrants are for the purchase of one share of Class A Common Stock, par value $0.0001, at an exercise price of $11.50 per share.
[4]	Warrants are for the purchase of one share of Class A Common Stock, par value $0.0001, at an exercise price of $11.50 per share.
[5]	Joint filing entity: Principal Holdings I LP.